                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

    [ ]   Preliminary Proxy Statement
    [X]   Definitive Proxy Statement
    [ ]   Definitive Additional Materials
    [ ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           CALIFORNIA MICROWAVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [ ]   $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
    [ ]   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
    [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)   Title of each class of securities to which transaction applies:
          *
          -----------------------------------------------------------------------------------
    (2)   Aggregate number of securities to which transaction applies:
          *
          -----------------------------------------------------------------------------------
    (3)   Per unit price or other underlying value of transaction computed pursuant to
          Exchange Act Rule 0-11:1(1)
          *
          -----------------------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:
          *
          -----------------------------------------------------------------------------------
     *    Check box if any part of the fee is offset as provided by Exchange Act Rule
          0-11(a)(2) and

identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount previously paid:
          *
          -----------------------------------------------------------------------------------
    (2)   Form, Schedule or Registration Statement No.:
          *
          -----------------------------------------------------------------------------------
    (3)   Filing Party:
          *
          -----------------------------------------------------------------------------------
    (4)   Date Filed:
          *
          -----------------------------------------------------------------------------------

---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

October 3, 1997

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 11:00 a.m. on Tuesday, October 28, 1997, at the Sunnyvale Hilton Inn, located at 1250 Lakeside Drive (at the Lawrence Expressway exit off US 101), Sunnyvale, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you do plan to attend the meeting, please mark the appropriate box on the proxy.

You are invited to call our TOLL-FREE INFORMATION LINE AT 1-800-CAL-6789 for current information about your company or to be connected free-of-charge to our Investor Relations department or to our Transfer Agent. Also, come and visit us at our Web site for more information about our markets and products:
HTTP://WWW.CALMIKE.COM.

Sincerely,

Frederick D. Lawrence
Chairman and Chief Executive Officer

LOGO

                           CALIFORNIA MICROWAVE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 28, 1997

     The Annual Meeting of Shareholders of CALIFORNIA MICROWAVE, INC. will be held at the Sunnyvale Hilton Inn, located at 1250 Lakeside Drive, Sunnyvale, CA 94086, on October 28, 1997, at 11:00 A.M., for the following purposes.

     1. To elect six Directors.

     2. To ratify the selection of Ernst & Young LLP as independent public accountants for the Company.

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on September 8, 1997, are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ GEORGE L. SPILLANE

                                          GEORGE L. SPILLANE
                                          Secretary

Redwood City, California
October 3, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                           CALIFORNIA MICROWAVE, INC.
                             555 TWIN DOLPHIN DRIVE
                         REDWOOD CITY, CALIFORNIA 94065

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of CALIFORNIA MICROWAVE, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Sunnyvale Hilton Inn, located at 1250 Lakeside Drive, Sunnyvale, CA 94086, at 11:00 AM, on October 28, 1997, and at any adjournment or postponement thereof.

     Any proxy given may be revoked by a shareholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who votes his or her shares in person. Subject to any such revocation and the provisions under "Voting" below, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy and if no specification is made with regard to a proposal set forth on the proxy, the shares will be voted for all listed nominees for director and in favor of the proposal.

     A copy of the Annual Report of the Company for its fiscal year ended June 30, 1997, is being mailed to shareholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to shareholders is October 3, 1997.

                                     VOTING

     Only shareholders of record on September 8, 1997, will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had 16,496,811 shares of common stock outstanding. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on the election of directors. With respect to all matters other than the election of directors, broker non-votes (shares as to which brokers do not have discretionary authority to vote on the particular matter and have not received voting instructions from their customers), if any, will have no effect on the outcome of the vote. Broker nonvotes are counted towards the establishment of a quorum.

     Holders of common stock are entitled to one vote for each share held. As described below, in the election of directors all shareholders may cumulate their votes for candidates placed in nomination. Cumulative voting rights entitle a shareholder to as many votes as shall equal the number of votes represented by shares of common stock held by such shareholder multiplied by the number of directors to be elected, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates. A shareholder intending to cumulate votes for the election of directors must notify the Company of such intention prior to the commencement of the voting for directors. If any shareholder has given such notice, every shareholder may cumulate votes for candidates placed in nomination prior to the voting. A vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine. The persons named in the proxy will exercise such discretion in order to assure the election of as many of the nominees of the Board of Directors as possible. In such event, the specific nominees for whom such votes will be cumulated will be decided by the proxyholders.

                             ELECTION OF DIRECTORS

     Directors are elected to hold office until the next Annual Meeting of Shareholders or until their successors have been elected. Unless otherwise instructed by the shareholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy will be voted for a substitute nominee chosen by management. Directors will be elected by a plurality of the votes of the shares represented in person or by proxy at the meeting.

     David B. Leeson and Edward E. David, Jr. are not standing for reelection and in September 1997, the Board of Directors pursuant to the Company's Bylaws decreased the authorized number of directors to six, effective immediately prior to the vote for directors at the Annual Meeting of Shareholders.

     As discussed below, the Board has recently adopted a set of corporate governance guidelines which will be fully implemented as soon as possible. Some of the guidelines have not been fully implemented, as they will require further consideration as to the best form of implementation. For example, the Board has renominated Mr. Hausman even though his age exceeds the retirement guideline, based upon the desirability of retaining on the Board a director who has experience as a former Chief Executive Officer of a large corporation.

     All of the nominees are presently directors of the Company. No nominee or executive officer has any family relationship with any other nominee or executive officer. The beneficial ownership of the Company's stock by the nominees is set forth under "Certain Shareholders."

     The following table and biographical paragraphs set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each with California Microwave, Inc. in addition to the position as a director, and the period during which each has served as a director of the Company.

                                                                                      DIRECTOR
                                                                                    CONTINUOUSLY
               NOMINEE                 AGE                OCCUPATION                   SINCE
-------------------------------------  ---   -------------------------------------  ------------
Frederick D. Lawrence................  49    Chairman of the Board, President and       1997
                                             Chief Executive Officer
Arthur H. Hausman(2)(3)..............  73    Chairman of the Board Emeritus of          1990
                                             Ampex Corporation, a video systems
                                             manufacturer, and business consultant
                                             and private investor
Alfred M. Gray(1)....................  69    Retired Commandant of the U.S. Marine      1993
                                             Corps and consultant to industry and
                                             government
William B. Marx, Jr.(3)..............  58    Retired as Senior Executive Vice           1996
                                             President of Lucent Technologies,
                                             Inc., a communications systems and
                                             technology company
Terry W. Ward(1)(3)..................  48    Vice President and Chief Financial         1996
                                             Officer of W.S. Farish & Company, a
                                             private trust company
Frederick W. Whitridge, Jr.(2).......  42    President of Archipelago Corporation,      1996
                                             a private investment company and a
                                             managing member of Providence
                                             Investors, L.L.C., an investment
                                             partnership

---------------

(1) Member of Nominating Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

     FREDERICK D. LAWRENCE joined the Company as Chairman of the Board, President and Chief Executive Officer in July 1997. From May 1996 to July 1997, Mr. Lawrence served as Chief Executive Officer of ComStream, Inc., an international supplier of satellite communications networks and products and from February 1994 to April 1996, he served as President of the Transmission Group for ADC Telecommunications, which included five independent business units producing products for high speed video, voice, data and wireless communications. From 1982 to 1994, Mr. Lawrence held executive positions in networks operations and engineering at Sprint Corporation and its operating companies, dealing in local telephone, cellular and long distance. Prior to this, Mr. Lawrence worked at AT&T from 1970 to 1982 in a variety of positions. He holds a B.S.E.E. degree from Western Michigan University.

     ARTHUR H. HAUSMAN served as President and Chief Executive Officer of Ampex Corporation from 1971 through 1980, as its Chairman of the Board, President and Chief Executive Officer from 1981 through 1982, and Chairman of the Board from 1983 through 1987 when he became Chairman of the Board Emeritus. Mr. Hausman received his Bachelor's Degree in Electrical Engineering from the University of Texas and his Master's Degree in Engineering Science and Applied Physics from Harvard University. He is a Director of Drexler Technology, Inc. and California Amplifier, Inc. and Director Emeritus of TCI International, Inc. Mr. Hausman is a senior member of the IEEE.

     GENERAL ALFRED M. GRAY, USMC (RET.) served as the Commandant of the U.S. Marine Corps and was a member of the Joint Chiefs of Staff from 1987 to 1991. He holds a Bachelor's Degree in Science from the State University of New York and is a member of the National Security Agency Science Advisory Board.

     WILLIAM B. MARX, JR. served as Senior Executive Vice President of Lucent Technologies, the communication systems and technology company created as a result of AT&T's restructuring, from 1995 until he retired from Lucent Technologies on October 1, 1996. From 1994 to 1995, he served as Executive Vice President of AT&T and as Chief Executive Officer of its Multimedia Products Group and from 1989 to 1994 he served as an Executive Vice President of AT&T and as Chief Executive Officer of its Network Systems Group. Prior to 1989, he held a number of key executive positions within the AT&T organization. Mr. Marx received his Bachelor of Mechanical Engineering degree from Union College and his Master of Science Degree in Management from Stanford University. He is a Director of the Massachusetts Mutual Life Insurance Company, is Chairman of the Executive Committee of the National Minority Supplier Development Council, and is a member of the Stanford University Graduate School of Business Advisory Council and of the National Board of Directors of Junior Achievement.

     TERRY W. WARD has served since 1979 as the Vice President, Chief Financial Officer and Chairman of the Investment Policy Committee of W.S. Farish & Company, a private trust company, and as Treasurer of the William Stamps Farish Fund, one of the ten largest private foundations in Texas. He served as a Director of Microwave Networks, Inc. from 1986 to 1995 and is presently serving as the Chairman of the Board of Aprogenex, Inc., a medical diagnostic company, and as a Director of the Forefront Group, Inc., an internet application software provider. He graduated cum laude from Rice University, holds a Bachelor's Degree in economics from Rice University and is a certified public accountant.

     FREDERICK W. WHITRIDGE, JR. is the President, founder and majority shareholder of Archipelago Corporation, which is in the business of making investments in other companies and providing merger and acquisition services. He is also a managing member of Providence Investors, L.L.C., an investment partnership. From 1988 to 1993, he held various positions with Investor International (U.S., Inc.), the North American office for Sweden's Wallenberg Group, Inc., including the positions of President and Chief Investment Officer. Mr. Whitridge holds a Bachelor's Degree from Yale University and a M.P.P.M. degree from the Yale School of Management. He is a director of Ladish Co., Inc.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during fiscal 1997 was 18. Each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the year, and (2) the total number of meetings of all committees of the Board on which he served. The Company has an Audit Committee, Compensation Committee, and Nominating Committee (which will be reconstituted as the Governance Committee at the meeting of the Board of Directors to be held immediately following the Annual Meeting of Shareholders).

     The responsibilities of the Audit Committee include (1) reviewing and consulting with the auditors concerning the Company's financial statements, accounting and financial policies, and internal controls; (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors; (3) maintaining good communications on accounting matters among the Committee, the Company's independent accountants and the Company's management; and (4) reviewing the activities of the Company's internal auditor. The present members of the Audit Committee, which met five times during fiscal 1997, are Messrs. Hausman (Chair) and Whitridge.

     The functions of the Compensation Committee are to review the Company's compensation philosophy; to recommend to the Board of Directors the total compensation to be paid to the Chief Executive Officer and the Company's other officers; to approve the form and terms of all incentive and stock plans and awards thereunder and to consider the dilutive impact of the stock plans; and to prepare the Compensation Committee Report and approve the peer groups and stock valuation methods for the Company's annual Proxy Statement. The present members of the Compensation Committee, which met seven times during fiscal 1997, are Messrs. Ward (Chair), Hausman and Marx.

     The function of the Nominating Committee has been to recommend to the Board a slate of director candidates to be nominated for election to the Board and to fill vacancies that occur on the Board. Nominees recommended by stockholders will be considered, provided such recommendations are submitted in writing to the Secretary of the Company, are timely, and contain sufficient background information concerning the nominee to enable a proper judgment to be made as to the proposed nominee's qualifications, and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The present members of the Nominating Committee, which met once during fiscal 1997, are Messrs. Leeson (Chair), David, Gray and Ward.

                              CORPORATE GOVERNANCE

     In September 1997, the Board of Directors of the Company adopted corporate governance guidelines, which will be reviewed at least annually and will be monitored by a Governance Committee that will be established by the Board at its organizational meeting following the Annual Meeting of Shareholders. The guidelines establish corporate governance standards, outline the respective responsibilities of management and the Board and provide a process for evaluating the performance of the Board, all as set forth below. The Board has the discretion to change the guidelines and also to make exceptions to the guidelines when it is deemed to be in the best interests of the Company and its shareholders to do so.

CORPORATE GOVERNANCE STANDARDS

     The corporate governance standards established by the Board are as follows:

          1. The Board will approve the necessary policies to implement corporate strategies.

          2. The Board will operate in accordance with the requirements set forth below under Requirements of Management and Directors.

          3. The performance of the Chief Executive Officer will be evaluated at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. For this purpose, an "independent director" is a director who has not been a present or former employee of the Company and has no significant financial or personal tie to the Company other than share ownership and entitlement to director compensation.

          4. When the Chief Executive Officer also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair or lead director.

          5. Every year the Board will review and approve a three-year strategic plan and an annual operating plan for the Company, and conduct periodic reviews of progress.

          6. All directors will stand for election every year.

          7. As a general rule, former executives of the Company will not serve on the Board.

          8. The Audit Committee, Compensation Committee and Governance Committee (which will also have the responsibilities of the present Nominating Committee) will consist entirely of independent directors.

          9. Committee members will be appointed by the Board.

          10. The Governance Committee will annually assess Board and Committee effectiveness and the results will be reported to the shareholders in the proxy statement, with the first such report to be given in 1998.

          11. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon.

          12. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if an officer or director of the Company served on the Board of Company X and an officer or director of Company X served on the Company's Board, or if a major supplier or customer served on the Company's Board.)

          13. Directors are required to own at least 2,000 shares of the Company's stock within one year of election and 5,000 shares within three years of election.

          14. No director shall stand for re-election after the attainment of age 70.

          15. Succession planning and management development will be reported annually by the Chief Executive Officer to the Board.

          16. No director shall be a potential or actual representative of, or hold an executive position or directorship with, interests that may have reason to make an unsolicited or hostile attempt to acquire a controlling interest in the Company or its subsidiaries. Neither shall any director have vested interests in benefits from external intervention in the Company's affairs.

          17. The Company will adopt policies to allow for confidentiality of voting by its shareholders and assure those policies are administered.

          18. The Governance Committee will establish a director's questionnaire designed to assure that Board members have the requisite qualifications and have no conflicts of interests. In addition, each director will be required to adopt and support the company's ethics policy.

          19. All executives (approximately 74 persons) must, over periods to be specified, buy and hold outright (which would not include options and unvested restricted stock) stock of the Company valued at one-half to two times base salary, depending on their positions. Executives are defined for this purpose as corporate officers, division presidents and their direct reports (excluding secretaries).

          20. Incentive compensation plans will link pay directly and objectively to measured financial goals set in advance by the Compensation Committee.

          21. Stock options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price), and will be primarily performance based.

REQUIREMENTS OF MANAGEMENT AND DIRECTORS

     The respective responsibilities of management and the Board are as follows:

                   MANAGEMENT                          REQUIREMENTS OF DIRECTORS
    ----------------------------------------    ----------------------------------------
    Develop strategies to deliver strong        Act in the best interest of all
    market franchises and build shareholder     shareholders and fulfill fiduciary and
    wealth over the long term                   legal responsibilities

    Recommend appropriate strategic and         Critique and approve strategic and
    operating plans                             operating plans
    Maintain effective control of operations    Select, motivate, evaluate and
                                                compensate the Chief Executive Officer

    Measure performance against peers           Develop a good understanding of
                                                strategies and the businesses

    Provide strong, principled and ethical      Review succession planning and
    leadership                                  management development

    Care for employees, customers and           Advise and consult on key organizational
    shareholders                                changes

    Assure sound succession planning and        Carefully study Board materials and
    management development                      issues

    Maintain sound organizational structure     Participate actively, objectively and
                                                constructively at Board and committee
                                                meetings

    Inform the Board regularly regarding the    Assist in representing the Company to
    status of key initiatives                   the outside world

    Avoid surprises                             Counsel on corporate issues

    Be responsible for Board meetings which     Maintain confidentiality of Board
    are well-planned, allow meaningful          proceedings and company proprietary data
    participation and provide for timely
    resolution of issues

    Furnish Board with materials which          Maintain a good understanding of general
    contain the right amount of information     economic trends and corporate governance
    and are delivered sufficiently in
    advance of meetings

BOARD EVALUATION

     The Board's Governance Committee will lead a process of evaluation of Board performance and effectiveness. As a first step, all directors will complete a Board Evaluation questionnaire. Each director will enter a number grade from 1 to 5 and, in most cases, written comments addressing each of the following standards.

          1. The Board knows and understands the Company's vision, strategic precepts, strategic plan and operating plan and understands the corresponding corporate policies.

          2. The Board reflects its understanding of the Company's vision, strategic precepts, strategic plan and operating plan in its discussion and actions on key issues throughout the year.

          3. Board meetings are conducted in a manner which ensures open communication, meaningful participation, and timely resolution of issues. The proceedings of meetings are held in strict confidence and not divulged to outsiders.

          4. Board materials contain the right amount of information.

          5. Board members receive their materials sufficiently in advance of meetings.

          6. Board members are diligent in preparing for meetings and have adequate time available to perform their duties as directors.

          7. The Board reviews and approves an annual operating plan and regularly monitors performance against it throughout the year.

          8. The Board regularly monitors the Company's income statement, balance sheet and cash flow.

          9. The Board reviews and approves an annual capital budget and receives regular written or oral reports of performance against it throughout the year.

          10. In tracking Company performance, the Board regularly considers the performance of peer companies.

          11. The Board regularly reviews the performance of the Chief Executive Officer.

          12. The Board and/or the Compensation Committee regularly reviews the performance and ethics of the senior officers.

          13. The correlation between executive pay and Company performance is considered annually by the Board and/or the Compensation Committee.

          14. The Board reviews the succession plan for the Chief Executive Officer.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their service as directors. During the fiscal year ended June 30, 1997, directors who were not employees of the Company, other than David B. Leeson and Alfred M. Gray, received compensation at the rate of $20,000 per year for their services as Board members, $750 per Committee meeting attended for the Chair of a Committee and $500 per meeting attended for other members of the Committee, and reimbursement for expenses incurred in attending meetings of the Board or any Committee of the Board. David B. Leeson and Alfred M. Gray, each of whom served as Chairman of the Board during a portion of the fiscal year, received $132,250 and $143,531, respectively, for their services during the year in that capacity and as directors and Committee members.

     In fiscal 1997, as automatic grants under the Company's 1992 Stock Option Plan, (i) Messrs. David, Hausman and Leeson, as the Chairs of Committees, each received an option to purchase 5,000 shares of Common Stock, (ii) Messrs. Gray and Adorjan (who stepped down as a director in September 1997) each received an option to purchase 3,000 shares of Common Stock, and (iii) Messrs. Marx, Ward and Whitridge each received as his initial option grant an option to purchase 10,000 shares of Common Stock.

     Following his stepping down as Chairman of the Board in March 1997, Dr. Leeson has received $5,000 per month for consulting with the Company regarding its business, technology and strategy and will continue to receive such monthly amount through December 31, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows specific compensation information, for the fiscal years ending June 30, 1997, 1996 and 1995, for the Company's Chief Executive Officer and the next four most highly compensated executive officers as of June 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                           ----------------------
                                                                                       SECURITIES
                                  ANNUAL COMPENSATION          OTHER       RESTRICTED  UNDERLYING
                               --------------------------      ANNUAL        STOCK      OPTIONS       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     COMPENSATION   AWARDS(1)    (NUMBER)   COMPENSATION(2)
------------------------------ ----   --------   --------   ------------   ---------   ----------  ---------------
Philip F. Otto................ 1997   $259,554   $      0     $204,341     $      0            0       $ 4,870
  Chairman, President          1996    368,808          0       46,716            0       40,000         4,156
  and Chief Executive          1995    323,019          0       34,704            0       30,000         3,791
    Officer(3)
Leon F. Blachowicz............ 1997    260,000     38,044       29,550                     5,000         5,388
  Executive Vice               1996    242,598     60,000       27,000      431,250       40,000         4,098
  President-Operations(4)      1995    108,180    100,000            0      102,750       60,000             0
Gilbert F. Johnson,........... 1997    278,787    125,000       32,701            0        5,000        13,717
  President and Chief          1996    233,789     60,000       27,360            0       10,000         7,934
  Operating Officer(5)         1995    222,755          0       12,056            0       10,000         6,327
George L. Spillane............ 1997    223,077     25,000       13,473            0        1,500         8,050
  Vice President, Chief        1996    187,348          0       15,850            0        2,000         6,355
  Financial Officer and        1995    177,000          0       13,054            0            0         5,068
  Secretary(6)
Michael L. Foster............. 1997    168,654     20,728       19,397            0        3,500         4,982
  Vice President and           1996    158,944          0       15,743            0        3,000         2,988
  Treasurer                    1995    146,226          0       16,259            0        5,000         1,627

---------------

(1) At June 30, 1997, the number and aggregate value of unvested restricted stock holdings for the named executive officers were: Messrs. Otto -- -0-shares, $0, Blachowicz -- 21,800 shares, $406,650, Johnson -- 800 shares, $9,200, Spillane -- 600 shares, $6,900 and Foster -- 400 shares, $4,600. The aggregate values shown above were computed by multiplying the number of unvested restricted shares granted by the closing market price of the Company's common stock on the date of grant.

(2) Includes matching employer contributions to the California Microwave Tax-Deferred Savings Plan (a 401(k) plan) in the amount of $1,200 for the benefit of each of Messrs. Blachowicz, Johnson, Spillane and Foster; matching employer contributions to the Tax-Deferred Savings Plan have been increased to a maximum of $1,400 for fiscal 1998. Also includes amounts paid by the Company for profit sharing as contributions to the California Microwave Deferred Profit Sharing Plan as follows: Messrs. Otto -- $1,720, Blachowicz -- $1,038, Johnson -- $2,194, Spillane -- $1,936 and
    Foster -- $1,991, and for life insurance premiums, as follows: Messrs.
    Otto -- $3,150, Blachowicz -- $3,150, Johnson -- $10,323, Spillane -- $4,914
    and Foster -- $1,791.

(3) Mr. Otto resigned as Chairman, President and Chief Executive Officer in December 1996. He received $152,085 of severance compensation from the Company for fiscal 1997 which is reflected under Other Annual Compensation.

(4) Mr. Blachowicz joined the Company in January 1995 and served as President of the Satellite Communications Group until March 1996, when he also became President of the combined Wireless and Satellite Communications Group. He became Executive Vice President--Operations in September 1997.

(5) Mr. Johnson became President and Chief Operating Officer in October 1996. He also served as President of the Government Group. He stepped down as President of the Company when Frederick D. Lawrence became Chairman, Chief Executive Officer and President in July 1997. Mr. Johnson resigned as an officer of the Company on October 1, 1997.

(6) Mr. Spillane became Chief Financial Officer in February 1997 when Dennis R. Raney resigned from that position.

                              STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended June 30, 1997.

                          OPTION GRANTS IN FISCAL 1997

                             INDIVIDUAL GRANTS
                        ----------------------------                                POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                                              AT
                        SECURITIES      % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                        UNDERLYING       OPTIONS                                     STOCK PRICE APPRECIATION
                          OPTIONS       GRANTED TO                                    FOR OPTION TERM (2)(3)
                          GRANTED       EMPLOYEES        EXERCISE     EXPIRATION   ----------------------------
         NAME           (NUMBER)(1)   IN FISCAL YEAR   PRICE ($/SH)      DATE      0%        5%          10%
----------------------  -----------   --------------   ------------   ----------   ---     -------     --------
Philip F. Otto........         0            0 %                0               0   $ 0     $     0     $      0
Leon F. Blachowicz....     5,000           0.9%           $14.25        10/24/06     0      44,816      113,573
Gilbert F. Johnson....     5,000           0.9%           $14.25        10/24/06     0      44,816      113,573
George L. Spillane....     1,500           0.3%           $14.25        10/24/06     0      13,445       34,072
Michael L. Foster.....     3,500           0.6%           $14.25        10/24/06     0      31,371       79,501

---------------

(1) All options granted in fiscal 1997 were pursuant to the 1992 Stock Option Plan. The options are incentive or nonqualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated as a result of certain events related to termination of employment. The options vest 25% per year on each of the first four anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates.

(2) The 5% and 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of Common Stock. The named executive officers will receive benefit from the options only to the extent that the Company's stock appreciates in value over the exercise price of the options.

(3) At assumed annual rates of appreciation of 0%, 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of June 30, 1997, for the ten-year period from July 1996 to July 2006, would be $0, $144,475,390 and $366,126,830, respectively.

     The following table shows information concerning the value of unexercised stock options held by the individuals named in the Summary Compensation Table above as of June 30, 1997.

                 AGGREGATED OPTION EXERCISES (1) IN FISCAL 1997
                        AND JUNE 30, 1997 OPTION VALUES

                                        NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED IN-THE-MONEY
                                        UNEXERCISED OPTIONS AT 6/30/97           OPTIONS AT 6/30/97 (2)
                 NAME                      EXERCISABLE/UNEXERCISABLE            EXERCISABLE/UNEXERCISABLE
--------------------------------------  -------------------------------     ---------------------------------
Philip F. Otto........................               0 /      0                               0 / 0
Leon F. Blachowicz....................          40,000 / 65,000                               0 / 0
Gilbert F. Johnson....................          53,750 / 21,250                       $ 175,000 / 0
George L. Spillane....................          44,224 /  5,250                       $ 115,345 / 0
Michael L. Foster.....................          27,438 / 12,000                       $   2,245 / 0

---------------

(1) During fiscal 1997, options covering 100,000 shares were exercised by Mr. Otto.

(2) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the closing price of $14 per share of the Company's common stock as reported on the Nasdaq National Market on June 30, 1997, the last trading day in the month. Options with an exercise price in excess of the June 30, 1997 closing price were not included in this calculation.

                            EMPLOYMENT ARRANGEMENTS

     The Company's employment agreement with Mr. Otto provided for a payment to Mr. Otto in the event his employment terminated, other than for cause, of an amount equal to 300% of his then-current base salary, and for continued health benefits for two years or, if earlier, the date on which he obtains health benefits from a new employer. Upon termination of his employment in December 1996, Mr. Otto became entitled to such health benefits and to severance payments in the aggregate amount of $1,112,226, payable over a three year period.

     Under an agreement between the Company and Gilbert F. Johnson that became effective as of October 1, 1996, Mr. Johnson received a salary at the annual rate of $300,000 from October 1, 1996 to October 1, 1997, a minimum bonus for the fiscal year ended June 30, 1997 of $125,000 and an option under the 1992 Incentive Stock Plan of the Company covering 5,000 shares of common stock, exercisable at a price of $14.25 per share. Pursuant to the terms of the Agreement, Mr. Johnson resigned as an officer effective as of October 1, 1997, and will continue as an employee of the Company through September 30, 1999. During the period October 1, 1997 through September 30, 1999, Mr. Johnson will receive a salary at the annual rate of $50,000 per year and will participate in all employee benefit plans that are in effect for the Company's non-officer employees.

     In March 1997, Leon F. Blackowicz, George L. Spillane and Michael L. Foster entered into one year agreements with the Company which provide that in the event of the termination of their employment other than for cause or death or disability within specified time periods after a change of control or a change in their status, pay, work location or job responsibilities following a change of control, each of them would receive a continuation of salary and benefits and immediate vesting of all unvested options and restricted stock; such payments would cease upon their reemployment by another company. A change in control would occur (a) if any person were to acquire 30% or more of the combined voting power of the outstanding shares of capital stock of the Company, (b) if the Company were to merge with another Company in a transaction pursuant to which the shareholders of the Company immediately before the merger would own less than 50% of the voting power of the surviving or acquiring party, (c) upon the sale of 50% or more of the assets of the Company, (d) upon the sale or other disposition of business units within a 12-month period that contributed for that period more than 45% of the Company's revenues, or (e) if the continuing directors of the Company (as defined in the agreements) ceased to constitute at least a majority of the Board. The continuation of salary and other benefits would be for one year with respect to the events described in (a), (b), (c) and
(e) of the preceding sentence and six months with respect to the event described in subparagraph (d).

     The Company entered into a four-year employment agreement with Frederick D. Lawrence in July 1997, pursuant to which Mr. Lawrence will receive a base salary at the annual rate of $450,000 and a bonus targeted at 67% of base salary, with multipliers up to 2.7 times the target bonus amount based upon meeting or exceeding objectives approved by the Board of Directors; a minimum bonus of $200,000 will be paid for the 1998 fiscal year. Mr. Lawrence was granted options to purchase 500,000 shares of the Company's Common Stock that will vest over a period of four years at the rate of 25% at the end of each year and will be exercisable at a price equal to the fair market value of the Company's Common Stock on July 16, 1997, namely, $16.25 per share; only 200,000 of the shares are covered by options under the Company's 1992 Stock Option Plan, but all of the options are subject to the same terms and conditions as are set forth in that Plan. In the event Mr. Lawrence's employment terminates by reason of a change in control of the Company (as described in the preceding paragraph, with the exception that the assets and revenues of the Microwave Networks and Satellite Transmission Systems divisions of the Company are excluded for the purposes of the events described in (c) and (d) of that paragraph) or is terminated by the Company without cause, Mr. Lawrence would be entitled to receive three years of his initial base salary payable over the three years immediately following termination. Mr. Lawrence will receive loans in an aggregate amount of $466,667 to replace loans of his former employer and a portion of those loans, as was true of the loans given by his former employer, will be forgiven subject to his remaining in the employ of the Company for the periods specified in his agreement. The employment agreement with Mr. Lawrence provides for tax reimbursement of taxes incurred by him in connection with loan forgiveness and certain relocation assistance benefits.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All of the members of the Compensation Committee are outside directors. None of the members of the Committee is or was an officer of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of outside directors, none of whom is or was an officer or employee of the Company or any of its subsidiaries. The

Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and has the sole responsibility for determining the recipients of equity participation awards/grants, such as stock options and restricted stock grants, and the number of options and restricted shares to be granted to each recipient. In addition, the Committee is responsible for making annual recommendations to the Board for the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee has engaged a nationally recognized compensation and benefits consulting firm to assist the Committee and the Company in reviewing the compensation program for the Company's executive officers, gathering information on competitive compensation levels, trends and practices and developing more effective methods of compensating the executive officers of the Company.

     The objectives of the Company's executive compensation program are to provide the following:

     - Levels of total compensation that are competitive with those provided in the various markets in which the Company competes for its executive resources;

     - Annual cash incentive compensation that varies with the financial performance of the Company, and rewards corporate, business unit and individual performance; and

     - Long-term (equity participation) incentives which align the interests of management with those of the shareholders.

     The executive compensation program provides an overall level of compensation competitive relative to the Company's industry peer group. The Committee develops its executive compensation program with reference to that of a group of companies in the communications equipment industry. Actual compensation levels may be greater or less than average levels in surveyed companies depending upon annual and long-term Company, business unit and individual performance. The Committee uses its discretion in recommending to the Board executive compensation at levels that in its judgment are warranted by external, internal or individual circumstances.

EXECUTIVE OFFICER TOTAL COMPENSATION PROGRAM

     The Company's executive officer total compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation principally in the form of stock options, and various other common employee benefits. In July 1992, the Company initiated the Executive Incentive Plan, a formal pay-for-performance program. The annual incentive compensation opportunity portion of the executive officers' compensation, which is based upon the Company's financial performance, has been increased relative to what it was prior to fiscal 1992. Fiscal 1996 base salary rates of the current executive officers, excluding the President, were on average 4.7% higher than their base salary rates in fiscal 1995, and fiscal 1997 base salary rates of the current executive officers, excluding the President and those officers who had changes in responsibilities, were on average 6.7% higher than their base salary rates in fiscal 1996.

     The Committee has reviewed the total compensation of the five highest paid executive officers in fiscal 1997 and has concluded that their compensation is or was reasonable and consistent with the Company's compensation philosophy and industry practice.

BASE SALARY

     Base salary levels for the Company's executive officers are competitively set relative to the Company's industry peer group and with reference to published industry surveys and rates reported in peer group company proxy filings. In determining particular executives' salaries, the Committee also takes into account individual experience and performance and specific factors particular to the Company.

ANNUAL INCENTIVE COMPENSATION

     The Executive Incentive Plan is the Company's annual incentive program for selected executive officers and other senior managers. The purpose of the plan is to provide a direct financial incentive to executives (in the form of an annual cash bonus) to achieve the Company's and their respective business units' annual profit goals. Target, threshold and maximum bonus goals are set at the beginning of each fiscal year and target goals are set for the Company and business unit profit performance. For fiscal 1995 and 1996, corporate earnings per share ("EPS") and business unit operating income (as defined), including a capital charge for assets employed, were selected as the measures of Company and business unit performance, respectively, against which actual performance was measured, and in fiscal 1997, certain other criteria were also included. Individual performance may also be taken into account in determining bonuses, but no bonus generally is paid unless the predetermined threshold profit performance level has been reached. Target bonus awards are set at competitive levels relative to the Company's industry peer group.

STOCK OPTION PROGRAM/PERFORMANCE VESTING FEATURE

     The stock option program is the Company's principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's common stock. The Compensation Committee believes that stock options, better than other long-term incentives, create a mutuality of interest between the management and shareholders because stock options provide value to the optionees only if the stock price increases.

     Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have ten-year terms. In determining the size of option grants for individual executive officers, the Committee compared the assumed potential gain under unvested options outstanding with a target gain objective set at a level the Company believes is competitive within its industry peer group.

     Options granted in fiscal 1997 and in prior periods vest ratably over a four-year period. To further align management's compensation with shareholder interests, the Company has initiated a new vesting philosophy under which certain key employees will receive options that vest based upon future stock price performance.

BENEFITS

     The Company provides benefits to the executive officers that are generally available to Company employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Otto's base salary rate for fiscal 1997 was fixed at $365,000, the same rate paid for fiscal 1996. His bonus was to be determined in accordance with the Executive Incentive Plan; specifically, a threshold earnings per share target was to have been obtained prior to any bonus being paid. Based upon the Company's results for fiscal 1997, and the termination of his employment in December 1996, Mr. Otto did not become entitled to a bonus under the Plan for fiscal 1997.

     The employment arrangement with Frederick D. Lawrence, the Company's new Chief Executive Officer, was the result of negotiations with Mr. Lawrence conducted with the assistance of the Company's outside compensation consultants and other advisors.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company's Chief Executive Officer or to any of its four other most highly compensated executive officers. Compensation that is "performance-based" is not subject to that limit if certain requirements are met. Based on fiscal 1997 compensation levels, no such levels on the deductibility of compensation applied to any officer of the Company. The Company has not adopted a policy prohibiting compensation at a level that would limit deductions.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1993 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                                          COMPENSATION COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          TERRY W. WARD, Chairman
                                          ARTHUR H. HAUSMAN
                                          WILLIAM B. MARX, JR.

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the Nasdaq Stock Market (US) Index and the Nasdaq Communications Equipment Index, each of which assumes reinvestment of dividends.

                                                                    NASDAQ
                                  California                      Communica-
      Measurement Period          Microwave,      Nasdaq (US)    tions Equip-
    (Fiscal Year Covered)            Inc.            Index        ment Index
1992                                     100.0           100.0           100.0
1993                                     182.5           125.8           180.7
1994                                     227.5           127.0           176.5
1995                                     250.6           169.5           348.0
1996                                     152.5           217.6           517.6
1997                                     140.0           264.6           450.5

                     RATIFICATION OF SELECTION OF AUDITORS

     Ernst & Young LLP has served as independent public accountants for the Company since 1968. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval but the Board of Directors has elected to seek ratification of its selection of independent public accountants by the affirmative vote of the holders of a majority of the shares present and voting at the meeting. Management has not determined what action it will take in the event the shareholders do not ratify the selection of Ernst & Young LLP.

                              CERTAIN SHAREHOLDERS

     The following table sets forth information as of September 8, 1997 (except as otherwise noted), regarding securities ownership by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's common stock, (ii) each executive officer named in the Summary

Compensation Table, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.

                                                                               COMMON STOCK
                                                                           BENEFICIALLY OWNED(1)
                                                                           ---------------------
                                                                            NUMBER       PERCENT
                                                                           ---------     -------
The Travelers Group Inc.(2)..............................................  2,356,835      14.3%
  388 Greenwich Street New York, NY 10013
Clover Capital Management, Inc.(3).......................................  1,042,000       6.3%
  11 Tobey Village Office Park Pittsford, NY 14534
David L. Babson & Co., Inc...............................................    924,700       5.6%
  One Memorial Drive Cambridge, MA 02142
Frederick D. Lawrence....................................................     15,150       *
David B. Leeson(4).......................................................     79,586       *
Gilbert F. Johnson(5)....................................................     73,196       *
Arthur H. Hausman(6).....................................................     25,000       *
Edward E. David, Jr.(7)..................................................     19,000       *
Alfred M. Gray(8)........................................................     18,000       *
William B. Marx, Jr.(9)..................................................     10,000       *
Terry W. Ward(10)........................................................     24,212       *
Frederick W. Whitridge, Jr.(11)..........................................     40,000       *
Philip F. Otto...........................................................     36,729
Leon F. Blachowicz(12)...................................................     76,637       *
George L. Spillane(13)...................................................     78,849       *
Michael L. Foster(14)....................................................     56,423       *
All Executive Officers and Directors as a Group (12 persons)(15).........    516,053       3.1%

---------------

   * Owns less than 1% of shares of common stock outstanding as of September 8, 1997.

 (1) The shareholders named in the table have sole voting power and dispositive power with respect to all shares of stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table. Amounts indicated for shares which a person has an option to acquire are issuable upon exercise of outstanding options which were exercisable on September 8, 1997, or within 60 days thereafter.

 (2) As of June 30, 1997, these shares were beneficially owned either directly or through certain wholly owned subsidiaries of The Travelers Group Inc. The Travelers Group Inc. and its subsidiaries reported shared voting and dispositive power with respect to all of such shares.

 (3) As of September 18, 1997, Clover Capital Management, Inc. reported shared voting power and shared dispositive power with respect to all of such shares.

 (4) Includes 22,000 shares of common stock which Dr. Leeson has an option to acquire.

 (5) Includes 63,750 shares of common stock which Mr. Johnson has an option to acquire.

 (6) Includes 1,000 shares held by Mr. Hausman and his wife as Trustees of the Hausman Family Trust and 24,000 shares of common stock which Mr. Hausman has an option to acquire.

 (7) Includes 19,000 shares of common stock which Dr. David has an option to acquire.

 (8) Includes 18,000 shares of common stock which Mr. Gray has an option to acquire.

 (9) Includes 10,000 shares of common stock which Mr. Marx has an option to acquire. Mr. Marx is a director of Massachusetts Mutual Life Insurance Company, which owns David L. Babson & Co., Inc.

(10) Includes 10,183 shares of common stock which Mr. Ward has an option to acquire.

(11) Includes 10,000 shares of common stock which Mr. Whitridge has an option to acquire and 15,000 shares owned by Providence Investors, L.L.C. with respect to which Mr. Whitridge shares voting and dispositive power but disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(12) Includes 48,438 shares of common stock which Mr. Blachowicz has an option to acquire.

(13) Includes 47,349 shares of common stock which Mr. Spillane has an option to acquire.

(14) Includes 34,063 shares of common stock which Mr. Foster has an option to acquire.

(15) Includes 306,783 shares of common stock which all officers and directors as a group have an option to acquire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than ten percent of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. The Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed.

                           PROPOSALS BY SHAREHOLDERS

     Proposals by shareholders of the Company intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by May 30, 1998.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. Arrangements will be made for the forwarding of soliciting materials by nominees, custodians and fiduciaries to their principals. Corporate Investor Communications, Inc. will assist the Company in obtaining the return of proxies at an estimated cost to the Company of $4,500.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                                          BY THE BOARD OF DIRECTORS


                                          /s/ GEORGE L. SPILLANE

                                          GEORGE L. SPILLANE
                                          Secretary

Redwood City, California
October 3, 1997

3250-PS-97

                           CALIFORNIA MICROWAVE, INC.

                      PROXY SOLICITED BY BOARD OF DIRECTORS

                       FOR ANNUAL MEETING OF SHAREHOLDERS


        The undersigned hereby appoints Frederick D. Lawrence and George L. Spillane, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.10 par value, of CALIFORNIA MICROWAVE, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at the Sunnyvale Hilton Inn, located at 1250 Lakeside Drive, Sunnyvale, California, at 11:00 a.m. on Tuesday, October 28, 1997, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card.

        The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope. Please date and sign exactly as your name(s) appears on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for directors and for proposal 2. In the event of cumulative voting, a vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the shareholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the shareholder, as the proxyholders may determine. If additional persons are nominated for election as directors, the proxyholders may vote this proxy in such manner on a cumulative voting basis as will ensure the election of as many of the directors voted for by the shareholder as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxyholders.

  / X /  PLEASE MARK VOTES AS IN
         THIS EXAMPLE

1.      Election of Directors

        Nominees: Frederick D. Lawrence, Arthur H. Hausman, Alfred M. Gray, William B. Marx, Jr., Terry W. Ward and Frederick W. Whitridge, Jr.


                             FOR      WITHHELD
                             / /        / /


/ /_____________________________________________________________________________
         For all nominees except as noted above.


2. To ratify the selection of Ernst & Young LLP as independent public accountants for the Company.

                    FOR            AGAINST           ABSTAIN
                    / /              / /               / /

3. With discretionary authority on such other matters as may properly come before the meeting.

MARK HERE FOR ADDRESS                     MARK HERE IF YOU
CHANGE AND NOTE AT LEFT    /  /           PLAN TO ATTEND    /  /
                                          THE MEETING

NOTE: Please sign as your name(s) appear hereon. If more than one name appears, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature ______________ Date ______       Signature ______________ Date ______